                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                               Schuler Homes, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    808188106
                  --------------------------------------------
                                 (CUSIP Number)





                                September 3, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



                               Page 1 of 16 pages

-----------------------
  CUSIP No. 808188106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,200,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,200,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,200,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------



                               Page 2 of 16 pages

-----------------------
  CUSIP No. 808188106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 1999 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               400,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               400,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           400,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 3 of 16 pages

-----------------------
  CUSIP No. 808188106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 1998 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               400,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               400,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           400,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 16 pages

-----------------------
  CUSIP No. 808188106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 1997 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               400,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               400,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           400,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 16 pages

-----------------------
  CUSIP No. 808188106                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Management Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,200,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,200,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,200,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           6.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 16 pages

Item 1(a).         Name of Issuer:
                   Schuler Homes, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   828 Fort Street Mall, Suite 400
                   Honolulu, Hawaii 96813-4321

Item 2(a).         Name of Persons Filing:
                   Goldman Sachs Asset Management,
                   Goldman Sachs 1999 Exchange Place Fund, L.P.,
                   Goldman Sachs 1998 Exchange Place Fund, L.P.,
                   Goldman Sachs 1997 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P.

Item 2(b).         Address of Principal Business Office or, if none, Residence:
                   Goldman Sachs 1999 Exchange Place Fund, L.P.,
                   Goldman Sachs 1998 Exchange Place Fund, L.P.,
                   Goldman Sachs 1997 Exchange Place Fund, L.P. and
                   Goldman Sachs Management Partners, L.P.
                   85 Broad Street
                   New York, NY  10004

                   Goldman Sachs Asset Management
                   1 New York Plaza
                   New York, NY  10004

Item 2(c).         Citizenship:
                   Goldman Sachs Asset Management - New York
                   Goldman Sachs 1999 Exchange Place Fund, L.P.- Delaware Goldman Sachs 1998 Exchange Place Fund, L.P.- Delaware Goldman Sachs 1997 Exchange Place Fund, L.P.- Delaware Goldman Sachs Management Partners, L.P. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.01 par value

Item 2(e).         CUSIP Number:
                   808188106

Item 3.            Not applicable. This Schedule 13G was filed pursuant to Rule
                   13d-1(c).

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).



                               Page 7 of 16 pages

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.            Certification.
                         By  signing  below I  certify  that,  to the best of my
                    knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     * In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the asset management division of Goldman, Sachs & Co. (the "Asset Management Division"). This filing does not reflect securities, if any, beneficially owned by any other division of Goldman, Sachs & Co. The Asset Management Division disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management Division.



                               Page 8 of 16 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  September 13, 1999


                                GOLDMAN, SACHS & CO. on behalf of
                                Goldman Sachs Asset Management

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 1999 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 1998 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 1997 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact



                               Page 9 of 16 pages

                               INDEX TO EXHIBITS




Exhibit No.             Exhibit
-----------             -------

99.1 Joint Filing Agreement, dated September 13, 1999, between Goldman Sachs Asset Management, Goldman Sachs 1999 Exchange Place Fund, L.P., Goldman Sachs 1998 Exchange Place Fund, L.P., Goldman Sachs 1997 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P.

99.2           Power of Attorney, dated December 21, 1998, relating  to Goldman,
               Sachs & Co.

99.3 Power of Attorney, dated September 9, 1999, relating to Goldman Sachs 1999 Exchange Place Fund, L.P.

99.4 Power of Attorney, dated September 9, 1999, relating to Goldman Sachs 1998 Exchange Place Fund, L.P.

99.5 Power of Attorney, dated September 9, 1999, relating to Goldman Sachs 1997 Exchange Place Fund, L.P.

99.6 Power of Attorney, dated September 9, 1999, relating to Goldman Sachs Management Partners, L.P.



                               Page 10 of 16 pages

                                                                  EXHIBIT (99.1)



                             JOINT FILING AGREEMENT



     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of Schuler Homes, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  September 13, 1999


                                GOLDMAN, SACHS & CO. on behalf of
                                Goldman Sachs Asset Management

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 1999 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 1998 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 1997 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

                                By: /s/ Hans L. Reich
                                   ----------------------------------------
                                Name:   Hans L. Reich
                                Title:  Attorney-in-fact



                               Page 11 of 16 pages

                                                                  EXHIBIT (99.2)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President



                               Page 12 of 16 pages

                                                                  EXHIBIT (99.3)



                                POWER OF ATTORNEY


     This power of attorney will expire on September 30, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 1999 EXCHANGE PLACE FUND, L.P. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 9, 1999.


GOLDMAN SACHS 1999 EXCHANGE PLACE FUND, L.P.

By: Goldman Sachs Management Partners, L.P.
By: Goldman Sachs Management, Inc.


By:/s/ David B. Ford
---------------------------------
Name:  David B. Ford
Title: Director



                               Page 13 of 16 pages

                                                                  EXHIBIT (99.4)



                                POWER OF ATTORNEY


     This power of attorney will expire on September 30, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 1998 EXCHANGE PLACE FUND, L.P. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 9, 1999.


GOLDMAN SACHS 1998 EXCHANGE PLACE FUND, L.P.

By: Goldman Sachs Management Partners, L.P.
By: Goldman Sachs Management, Inc.


By:/s/ David B. Ford
---------------------------------
Name:  David B. Ford
Title: Director



                               Page 14 of 16 pages

                                                                  EXHIBIT (99.5)



                                POWER OF ATTORNEY


     This power of attorney will expire on September 30, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 1997 EXCHANGE PLACE FUND, L.P. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 9, 1999.


GOLDMAN SACHS 1997 EXCHANGE PLACE FUND, L.P.

By: Goldman Sachs Management Partners, L.P.
By: Goldman Sachs Management, Inc.


By:/s/ David B. Ford
---------------------------------
Name:  David B. Ford
Title: Director



                               Page 15 of 16 pages

                                                                  EXHIBIT (99.6)



                                POWER OF ATTORNEY


     This power of attorney will expire on September 30, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS MANAGEMENT PARTNERS, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 9, 1999.


GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

By: Goldman Sachs Management, Inc.


By:/s/ David B. Ford
---------------------------------
Name:  David B. Ford
Title: Director



                               Page 16 of 16 pages